(LOGO) NATIONAL MORTGAGE CORPORATION

March 6, 1998

                                               7600 E. Orchard Road, Suite 330 S
                                               Englewood, Colorado 80111
                                               Office: 303.721.7211
                                               Office: 800.806.9922
                                               Fax: 303.741.8131




As of and for the year ended December 31, 1997, National Mortgage Corporation has complied in all material respects with the minimum servicing standards set forth in the Mortgage Bankers Association of America's UNIFORM SINGLE ATTESTATION PROGRAM FOR MORTGAGE BANKERS. As of and for this same period, had in effect a fidelity bond and errors and omissions policy in the amount of $1,300,000.

/s/James A. Weissenborn
James A. Weissenbom, President/Chief Executive Officer

/s/Kevin J. Nystrom
Kevin J. Nystrom, Executive Vice President/Chief Financial Officer


-19-

Providing The American Dream For 50 Years